Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Magnuson, McHugh & Co., P.A.

P.O. Box 1379

Coeur d’Alene, ID 83816

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated June 19, 2003 (except for changes in equity balances related to fair value of outstanding warrants, and certain operating expenses related to the year ended December 31, 2002, as to which the date is July 21, 2005), in the Company’s Amendment Number 4 to Registration Statement (File No. 333-128820) and the related Prospectus of NightHawk Radiology Holdings, Inc. for the registration of shares of its common stock.

Yours truly,

/s/ Magnuson, McHugh & Company, P.A.

Magnuson, McHugh & Company, P.A.

Coeur d’Alene, Idaho

January 23, 2006